Exhibit 99.1

Press Release
Gulfport Energy Corporation Announces Amended and Restated Credit Facility

OKLAHOMA CITY (October 14, 2021) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today announced that it has entered into the Third Amended and Restated Credit Agreement (“Amendment”), which amends and refinances the Company’s Credit Agreement, dated as of May 17, 2021 (“Exit Facility”).

“Gulfport continues to make progress in strengthening its financial position, today announcing the successful amendment to its exit facility. The amended facility increases our liquidity by more than $160 million, which is expected to provide us with the necessary financial flexibility to continue to execute our business plan and provides additional clarity around our ability to return capital to shareholders. We appreciate our banks working closely with us in connection with this amendment and for their continued support to our organization,” commented Tim Cutt, CEO of Gulfport.

The amendment announced today provides for, among other things:

●	an increase in aggregate elected lender commitments from $580 million to $700 million;

●	a repayment of the term loan under the Exit Facility

●	a change to the leverage ratio covenant to permit a maximum ratio of net funded debt to EBITDAX of no more than 3.25 to 1.00, as of the last day of each fiscal quarter of the Company;

●	the ability to make certain restricted payments from free cash flow, subject to certain leverage and elected commitment availability conditions;

●	the elimination of the $40 million availability blocker that applied in advance of certain successful midstream resolutions;

●	a revision of the applicable rate for all borrowings under the credit agreement, which reduces the 100-basis point LIBOR floor to zero and reduces the price grid by 25 basis points at each level of utilization; and

●	the ability to repurchase outstanding senior notes of up to $150 million, subject to certain leverage and elected commitment availability conditions.

The Amendment also provides for semiannual redeterminations of the borrowing base around November 1 and May 1 of each year, beginning May 1, 2022, and extends the maturity date to October 2025 from May 2024.

The Amendment was provided by a syndicate of 14 financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent.

Financial Position and Liquidity

As of September 30, 2021, Gulfport had approximately $4 million of cash and cash equivalents, $200 million of borrowings under its Exit Facility, $115 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Pro forma for the Amendment, Gulfport’s liquidity at September 30, 2021, totaled approximately $389 million, comprised of the $4 million of cash and cash equivalents and approximately $385 million of available borrowing capacity under its new revolving credit facility.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in Eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2020 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.ir.gulfportenergy.com/all-sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Thomas Renouard – Senior Analyst, Investor Relations

trenouard@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600